Contact:	Joyce Thomas
Caesars Acquisition Company
(702) 880-4707

Caesars Acquisition Company Reports First Quarter 2015 Results

LAS VEGAS, May 6, 2015 - Caesars Acquisition Company (NASDAQ: CACQ) today reported the following results for Caesars Growth Partners, LLC ("CGP LLC") for the first quarter 2015. Caesars Acquisition Company ("CAC") was formed to make an investment in CGP LLC, owns 100% of the voting membership units of CGP LLC and accounts for its investment under the equity method.

•
Achieved a record quarter in the Interactive Entertainment business unit with revenues and Adjusted EBITDA up 42.2% and 101.3% for the three-month period ended March 31, 2015 as compared to the three-month period ended March 31, 2014.

•
Generated growth in the Casino Properties and Developments business unit with revenues and Adjusted EBITDA up 33.5% and 24.7% for the three-month period ended March 31, 2015 as compared to the three-month period ended March 31, 2014.

•	Began opening a portion of the Phase II renovated rooms at The LINQ Hotel & Casino. The renovation was fully completed in early May 2015.
Operating Results of CGP LLC
In May 2014, subsidiaries of CGP LLC acquired Bally’s Las Vegas, The Cromwell, The LINQ Hotel & Casino and Harrah’s New Orleans from subsidiaries of Caesars Entertainment Operating Company, Inc. ("CEOC"). Because these acquisitions were accounted for as transactions among entities under common control, the financial information herein includes the financial results for these properties as if those businesses were combined into the CGP LLC reporting entity for the three months ended March 31, 2014, and were consolidated into CGP LLC for the three months ended March 31, 2015. Therefore, the financial information contained herein provides comparable results for the periods presented.

	Three Months Ended March 31,		Percent Favorable/ (Unfavorable)
(In millions)	2015	2014
Interactive entertainment net revenues	$176.6	$124.2	42.2%
Casino properties and developments net revenues	389.9	292.0	33.5%
Total net revenues	566.5	416.2	36.1%
Income/(loss) from operations	204.7	(36.0)	668.6%
Net income/(loss) from continuing operations	144.1	(13.6)	1,159.6%
Net loss from discontinued operations	—	(0.4)	100.0%
Adjusted EBITDA (1)	148.0	101.9	45.2%
________________________________________

(1)
Adjusted Earnings before Interest Income/Expense, Income Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure that is reconciled to its most comparable GAAP measure later in this release.

Management Commentary
“Caesars Growth Partners, LLC reported another great quarter driven by growth in both of our business units,” said Mitch Garber, chief executive officer of Caesars Acquisition Company. “Our Interactive Entertainment business continues to deliver impressive results, primarily from our market leading social and mobile games business. During the first quarter, we commenced operating a portion of the Phase II renovated rooms at The LINQ Hotel & Casino. We will continue to focus on these businesses to yield strong growth and remain encouraged by the performance of our assets.”
Financial Results
Net revenues for the first quarter of 2015 were $566.5 million, as compared to $416.2 million for the respective period in 2014, which was an increase of $150.3 million, or 36.1%. The increase in revenue for Caesars Interactive Entertainment, Inc. ("Caesars Interactive" or "CIE") was primarily driven by strong organic growth in social and mobile games and partially from CIE's first quarter 2014 acquisition of Pacific Interactive. For the Casino Properties and Developments business unit, the increase in revenues was a result of the openings of The Cromwell in May 2014 and Horseshoe Baltimore in August 2014.
Income from operations for the first quarter of 2015 was $204.7 million as compared to a loss of $36.0 million for the same period in 2014. The increase in income from operations is primarily attributable to the decrease in the fair value of contingently issuable non-voting membership units. Excluding the impact of the change in fair value of contingently issuable non-voting membership units from both periods, income from operations for the first quarter of 2015 increased by $47.1 million when compared to the same period in 2014 due to year over year growth in CIE as well as the openings of Horseshoe Baltimore and The Cromwell.
Adjusted EBITDA for the first quarter of 2015 and 2014 was $148.0 million and $101.9 million, respectively. The increase of $46.1 million, or 45.2%, from the prior period was driven primarily by the income impact of increased revenues.
Business Units Operating Results
Interactive Entertainment

	Three Months Ended March 31,		Percent Favorable/ (Unfavorable)
(In millions)	2015	2014
Net revenues	$176.6	$124.2	42.2%
Income from operations	40.6	5.3	666.0%
Net income from continuing operations	27.3	2.5	992.0%
Net loss from discontinued operations	—	(0.4)	100.0%
Adjusted EBITDA(1)	62.6	31.1	101.3%
____________________________________

(1)	See Reconciliation of Net Income/(Loss) from Continuing Operations to Adjusted EBITDA.
 Interactive Entertainment net revenues increased by $52.4 million, or 42.2%, as compared to the same period in 2014, resulting primarily from strong organic growth in CIE's social and mobile games and partially from a full quarter inclusion of Pacific Interactive. Income from operations increased by $35.3 million as compared to the same period in 2014, primarily driven by the increase in revenues. Adjusted EBITDA increased by $31.5 million, or 101.3%, as compared to the same period in 2014, driven by the income impact of increased revenues.
Performance Metrics - Interactive Entertainment
The table below shows the results of CIE's business based upon our financial metrics for the periods indicated.

	For the Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
(In millions)	2015	2014	2014	2014(1)	2014(1)
Revenues
Social and mobile games	$167.6	$147.7	$151.3	$134.4	$115.7
WSOP and online real money gaming	9.0	8.7	10.3	10.2	8.5
Total	$176.6	$156.4	$161.6	$144.6	$124.2

Adjusted EBITDA	$62.6	$47.9	$53.4	$44.6	$31.1
________________________________________

(1)	Adjusted EBITDA has been recasted to reflect discontinued operations related to CIE.

The table below shows the results of CIE's social and mobile games business using operating metrics for the periods indicated. User statistics are presented in thousands of users and average revenue per user is presented in dollars.

	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014(1)
Average Daily Active Users(2)	6,061	5,706	5,640	5,681	5,704
Average Monthly Active Users(2)	19,044	17,863	17,767	18,575	19,597
Average Monthly Unique Users(2)	17,803	16,508	16,472	16,794	17,370
Average Monthly Unique Payers(2)	762	657	595	539	511
Average Revenue Per User	$0.31	$0.28	$0.29	$0.26	$0.24
________________________________________

(1)	Operating metrics include numbers from Pacific Interactive only after its February 2014 acquisition by CIE.

(2)
CIE systems cannot always distinguish unique individuals playing games in multiple sessions in the same day or in a 30-day period ending with the measurement date, playing the same game across multiple platforms, or playing different titles offered by CIE. Thus, users who play multiple titles or multiple platforms may be counted as more than one user within the respective operating metrics.

During the first quarter of 2015, CIE’s social and mobile games business had approximately 762 thousand Average Monthly Unique Payers, or 4.3% of Average Monthly Unique Users on the social and mobile platforms, purchase virtual goods, which was an increase of approximately 133.8 basis points from the first quarter of 2014.
Casino Properties and Developments

	Three Months Ended March 31,		Percent Favorable/ (Unfavorable)
(In millions)	2015	2014 (1)
Net revenues	$389.9	$292.0	33.5%
Income from operations	50.5	35.8	41.1%
Adjusted EBITDA(2)	89.3	71.6	24.7%
________________________________________

(1)
The financial information herein includes the financial results for Bally's Las Vegas, The Cromwell, The LINQ Hotel & Casino and Harrah's New Orleans as if those businesses were combined into the CGP LLC reporting entities for the three months ended March 31, 2014 and consolidated into the CGP LLC reporting entities for the three months ended March 31, 2015.

(2)	See Reconciliation of Net Income/(Loss) from Continuing Operations to Adjusted EBITDA later in this release.
Casino Properties and Developments net revenues increased by $97.9 million, or 33.5%, when compared to the same period in 2014, primarily due to the opening of The Cromwell in May 2014 and the opening of Horseshoe Baltimore in August 2014. For the three-month period ended March 31, 2015, total rated trips increased approximately 61.8% from the three-month period ended March 31, 2014, primarily driven by a 71.4% increase for non-lodgers, partially offset by a 1.6% decrease for lodgers. While spend per trip for lodgers and non-lodgers increased, the shift to non-lodgers who typically spend less caused combined spend per trip to decline. Gross casino hold also saw a positive variance, increasing from 11.2% at March 31, 2014 to 11.5% at March 31, 2015.
Income from operations increased by $14.7 million, or 41.1%, when compared to the same period in 2014. The income impact of increased revenues was partially offset by the combination of operating expenses incurred after the openings of Horseshoe Baltimore and The Cromwell and management fee expenses incurred after the May 2014 acquisitions. Adjusted EBITDA increased by $17.7 million, or 24.7%, when compared to the same period in 2014, primarily driven by increased revenues.
Room revenues for the first quarter of 2015 and 2014 were $74.3 million and $69.7 million, respectively. Cash average daily room rates for the first quarter of 2015 increased to approximately $128, or 20.8%, when compared to approximately $106 for the same period in 2014, primarily due to upgraded rooms at The LINQ Hotel & Casino. Average daily occupancy was 91.6% and 90.1% for the first quarter of 2015 and 2014, respectively. Revenue per available room ("RevPar") for the first quarter of 2015 and 2014 was $115 and $98, respectively, or an increase of 17.3%. The revenue impact of favorable trends in room metrics was mostly offset by a lower number of rooms available due to room renovations at The LINQ Hotel & Casino.
Food and beverage revenues for the first quarter of 2015 and 2014 were $68.3 million and $56.9 million, respectively. The increase of $11.4 million, or 20.0%, in food and beverage revenues was driven largely by new offerings that opened in 2014 across the portfolio including various new venues at Horseshoe Baltimore and The Cromwell.
Other revenues for the first quarter of 2015 were $36.2 million, as compared to $30.3 million for the same period in 2014. The increase of $5.9 million, or 19.5%, is primarily due to the openings of Horseshoe Baltimore and The Cromwell.

Liquidity and Capital Resources
CGP LLC's primary sources of liquidity include currently available cash and cash equivalents, cash flows generated from its operations and borrowings under the Caesars Growth Properties Holdings, LLC ("CGPH", an indirect, wholly-owned subsidiary of CGP LLC) term loan.
On May 8, 2014, CGPH closed on $1.175 billion of term loans pursuant to a credit agreement. In connection with the acquisitions of Harrah's New Orleans, The LINQ Hotel & Casino, Bally's Las Vegas and The Cromwell, and the contribution of Planet Hollywood, CGPH and Caesars Growth Properties Finance, Inc. issued $675 million of second-priority senior secured notes due 2022.
At March 31, 2015 and December 31, 2014, CGP LLC had cash and cash equivalents totaling $844.7 million and $944.1 million, respectively. Third-party debt outstanding at CGP LLC was $2,322.6 million as of March 31, 2015 and $2,325.8 million at December 31, 2014. This amount includes debt of the consolidated subsidiary CGPH of $1,997.9 million and $2,001.4 million for the respective periods. Related party debt outstanding includes Long-term debt payable to related parties of $39.8 million at March 31, 2015 and December 31, 2014.
Recent Developments for CGP LLC
In January 2015, the New Orleans City Council passed a ban that prohibits smoking in local bars, restaurants and casinos in the city, which includes Harrah’s New Orleans. The smoking ban went into effect on April 22, 2015.
About Caesars Acquisition Company
Caesars Acquisition Company was formed to make an equity investment in Caesars Growth Partners, LLC, a joint venture between CACQ and Caesars Entertainment Corporation (NASDAQ: CZR), the world's most diversified casino entertainment provider and the most geographically diverse U.S. casino-entertainment company. CACQ is CGP LLC's managing member and sole holder of all of its outstanding voting units. For more information, please visit www.caesarsacquisitioncompany.com.
About Caesars Growth Partners, LLC
Caesars Growth Partners, LLC is a casino asset and entertainment company focused on acquiring and developing a portfolio of high-growth operating assets and equity and debt investments in the gaming and interactive entertainment industries. Through its two businesses-Interactive Entertainment and Casino Properties and Developments-CGP LLC focuses on acquiring or developing assets with strong value creation potential and leveraging interactive technology with its well-known online and mobile game portfolio and leading brands. Assets include Caesars Interactive Entertainment (with its social and mobile games, the World Series of Poker and regulated online real money gaming businesses), Planet Hollywood, Bally’s Las Vegas, The Cromwell, The LINQ Hotel & Casino, Harrah’s New Orleans and Horseshoe Baltimore. Through its relationship with Caesars Entertainment, CGP LLC has the ability to access Caesars Entertainment’s proven management expertise, brand equity, Total Rewards loyalty program and structural synergies. For more information, please visit www.caesarsacquisitioncompany.com.
Forward Looking Information
This release contains or may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue," or "pursue," or the negative of these words or other words or expressions of similar meaning that may identify forward-looking statements and are found at various places throughout this release. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this release, are based on our current expectations about future events and are estimates reflecting the best judgment of CAC and CGP LLC's management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of CAC and CGP LLC may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in CAC's reports filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein):

•
CAC and CGP LLC's dependence on Caesars Entertainment and its subsidiaries (including CES) to provide support and services, as well as CGP LLC's dependence on Caesars Entertainment’s and CES' senior management’s expertise and its participation in Caesars Entertainment’s Total Rewards loyalty program;

•	the effects of a default by Caesars Entertainment or CEOC on certain debt obligations;

•	Caesars Entertainment's interests may conflict with CAC and CGP LLC’s interests and Caesars Entertainment may possibly keep all potential development opportunities for itself;

•	the adverse effects due to the bankruptcy filing of CEOC and certain of its subsidiaries;

•
the effects if a third-party successfully challenges Caesars Entertainment or its affiliates' ownership of, or right to use, the intellectual property owned or used by subsidiaries of Caesars Entertainment, which CIE and CGP LLC license for use in its businesses;

•	CIE's reliance on subsidiaries of Caesars Entertainment to obtain online gaming licenses in certain jurisdictions, such as New Jersey;

•	the difficulty of operating CGP LLC’s business separately from Caesars Entertainment and managing that process effectively could take up a significant amount of management’s time;

•	CGP LLC's business model and short operating history;

•
CGP LLC's ability to realize the anticipated benefits of current or potential future acquisitions, including the transactions associated with the October 21, 2013 joint venture between subsidiaries of Caesars Entertainment and CAC, and the ability to timely and cost-effectively integrate assets, including the properties acquired in connection with the May 2014 asset purchase transactions, and companies that CGP LLC acquires into its operations;

•
the effect of any lawsuits against CAC, CGP LLC or CGPH related to the October 21, 2013 transactions, the proposed CAC and Caesars Entertainment merger transaction and the May 2014 asset purchase transactions;

•	the merger between CAC and Caesars Entertainment may not be consummated on the terms contemplated or at all;

•	the adverse effects of extensive governmental regulation and taxation policies, which are applicable to CGP LLC, are enforced;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming industry in particular;

•	the sensitivity of CGP LLC's business to reductions in discretionary consumer spending;

•	the rapidly growing and changing industry in which CGP LLC operates, such as CIE's social and mobile games business and internet gaming business;

•	any failure to protect CGP LLC’s trademarks or other intellectual property, such as CIE's ownership of the WSOP trademark;

•	abnormal gaming holds ("gaming hold" is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors and operating and market competition, particularly the intense competition CGP LLC’s casino properties face in their respective markets;

•	the uncertainty surrounding whether CIE’s games, such as Slotomania, will retain their popularity;

•	CIE's reliance on a small portion of its total players for nearly all of its revenue from its social and mobile games;

•	CAC's ability to expand into international markets in light of additional business, regulatory, operational, financial and economic risks associated with such expansion;

•
evolving regulations concerning the social and mobile games industry as well as data privacy, including, but not limited to, the effect of U.S. and foreign laws, some of which are unsettled and still developing;

•	the low barriers to entry and intense competition of the social and mobile games industry could have adverse effect on CIE and CGP LLC;

•	evolving U.S. and foreign laws could subject CIE to claims and prevent CIE from providing its current games to players or the ability to modify its games;

•
the effect on CGP LLC's business strategy if online real money gaming is not legalized in states other than Delaware, Nevada or New Jersey in the United States, is legalized in an unfavorable manner or is banned in the United States;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; and

•	political and economic uncertainty created by terrorist attacks and other acts of war or hostility.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. CAC and CGP LLC disclaim any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ACQUISITION COMPANY
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)
(In millions, except per share data)

	Three Months Ended March 31,
	2015	2014
Revenues	$—	$—
Operating expenses	7.1	5.9
Loss from operations	(7.1)	(5.9)

Income from equity method investment in Caesars Growth Partners, LLC	24.2	9.3
Income before provision for income taxes	17.1	3.4
Provision for income taxes	(8.4)	(1.2)
Net income	8.7	2.2
Other comprehensive income, net of income taxes	—	—
Comprehensive income	$8.7	$2.2

Earnings per share
Basic	$0.06	$0.02
Diluted	$0.06	$0.02
Weighted average common shares outstanding
Basic	136.4	135.8
Diluted	137.2	135.8

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In millions)

	Three Months Ended March 31,
	2015	2014
Revenues
Interactive Entertainment
Social and mobile games	$167.6	$115.7
WSOP and online real money gaming	9.0	8.5
	176.6	124.2
Casino Properties and Developments
Casino	259.0	178.2
Food and beverage	68.3	56.9
Rooms	74.3	69.7
Other	36.2	30.3
Less: casino promotional allowances	(47.9)	(43.1)
	389.9	292.0
Net revenues	566.5	416.2
Operating expenses
Interactive Entertainment - Direct
Platform fees	48.7	35.3
Casino Properties and Developments - Direct
Casino	142.2	91.5
Food and beverage	30.6	24.5
Rooms	18.7	18.8
Property, general, administrative and other	181.4	160.6
Write-downs, reserves and project opening costs, net of recoveries	3.1	13.6
Management fees to related parties	13.5	2.9
Depreciation and amortization	41.1	28.2
Change in fair value of contingently issuable non-voting membership units	(117.5)	76.1
Change in fair value of contingent consideration	—	0.7
Total operating expenses	361.8	452.2
Income/(loss) from operations	204.7	(36.0)
Interest expense, net of interest capitalized	(48.2)	(17.2)
Interest income	—	1.0
Interest income - related party	—	48.8
Loss on extinguishment of debt	—	(0.6)
Other expense, net	(1.0)	—
Income/(loss) from continuing operations before provision for income taxes	155.5	(4.0)
Provision for income taxes	(11.4)	(9.6)
Net income/(loss) from continuing operations	144.1	(13.6)
Discontinued operations
Loss from discontinued operations	—	(0.8)
Benefit from income taxes related to discontinued operations	—	0.4
Net loss from discontinued operations	—	(0.4)
Net income/(loss)	144.1	(14.0)
Net loss attributable to non-controlling interests	0.1	6.5
Net income/(loss) attributable to Caesars Growth Partners, LLC	$144.2	$(7.5)

CAESARS GROWTH PARTNERS, LLC
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME (LOSS) FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA
(UNAUDITED)

Adjusted Earnings before Interest income/expense, Income Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure that is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of capital decisions made for the long-term benefit of CGP LLC. Because not all companies use identical calculations, the presentation of CGP LLC's EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	For the Three Months Ending March 31, 2015
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net income from continuing operations	$27.3	$3.4	$113.4	$144.1
Provision for income taxes	11.4	—	—	11.4
Income from continuing operations before income taxes	38.7	3.4	113.4	155.5
Interest expense, net of interest capitalized	1.9	47.1	(0.8)	48.2
Depreciation and amortization	7.8	33.3	—	41.1
EBITDA	48.4	83.8	112.6	244.8
Other expense, net	—	—	1.0	1.0
Write-downs, reserves and project opening costs, net of recoveries (a)	—	3.1	—	3.1
Change in fair value of contingently issuable non-voting membership units (b)	—	—	(117.5)	(117.5)
Acquisition and integration costs	—	0.3	—	0.3
Stock-based compensation (d)	13.1	0.9	—	14.0
Other (e)	1.1	1.2	—	2.3
Adjusted EBITDA	$62.6	$89.3	$(3.9)	$148.0

	For the Three Months Ending March 31, 2014
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net income/(loss) from continuing operations	$2.5	$11.2	$(27.3)	$(13.6)
Provision for income taxes	2.1	7.5	—	9.6
Income/(loss) from continuing operations before income taxes	4.6	18.7	(27.3)	(4.0)
Interest expense, net of interest capitalized	0.7	16.5	—	17.2
Interest income, including related party	—	—	(49.8)	(49.8)
Depreciation and amortization	6.1	22.1	—	28.2
EBITDA	11.4	57.3	(77.1)	(8.4)
Loss on extinguishment of debt	—	0.6	—	0.6
Write-downs, reserves and project opening costs, net of recoveries (a)	—	13.6	—	13.6
Change in fair value of contingently issuable non-voting membership units (b)	—	—	76.1	76.1
Change in fair value of contingent consideration (c)	0.7	—	—	0.7
Acquisition and integration costs	—	—	0.2	0.2
Stock-based compensation (d)	18.3	—	—	18.3
Other (e)	0.7	0.1	—	0.8
Adjusted EBITDA	$31.1	$71.6	$(0.8)	$101.9
_________________________

(a)	Amounts primarily represent development costs related to the construction of Horseshoe Baltimore, The Cromwell and The LINQ Hotel & Casino.

(b)
Amounts represent the change in fair value of contingently issuable membership units associated with the CIE earn-out calculation related to the transactions establishing CGP LLC. The total liability represents the estimated fair value of CGP LLC non-voting membership units to be issued to a subsidiary of Caesars Entertainment.

(c)	Amount represents the change in fair value of contingent consideration for CIE acquisitions.

(d)	Amounts represent stock-based compensation expense related to stock options, restricted stock and restricted stock units.

(e)	Amounts represent other add-backs and deductions to arrive at Adjusted EBITDA but not separately identified, such as lobbying expenses.